June 14, 2005

Via U.S. Mail and Fax
Mr. Jeffrey L. Wright
Senior Vice President and Chief Financial Officer
G&K Services, Inc.
5995 Opus Parkway
Minnetonka, MN  55343


	RE:	G&K Services, Inc.
      Form 10-K for the fiscal year ended July 3, 2004
		Filed September 16, 2004
		File No. 0-04063

Dear Mr. Wright:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Carlos Pacho
								Senior Assistant Chief
Accountant